Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-195268) of our reports dated May 1, 2015 with respect to the statements of revenues and certain operating expenses for the year ended December 31, 2014 of Nebraska Creek Battle Farms and Northeast Nebraska Farms, which reports appear in the Current Report on Form 8-K filed with the Securities and Exchange Commission by Farmland Partners Inc. on May 1, 2015.

/s/ EKS&H LLLP

Denver, Colorado
May 1, 2015